Exhibit 99.1

LTC Announces Increase to Unsecured Credit Agreement

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--March 17, 2010--LTC Properties, Inc. (NYSE:LTC) announced that Bank of America, N.A. has signed a $30 million Commitment Amount Increase Request that will add Bank of America, N.A. to LTC’s three-year Unsecured Credit Agreement, dated July 17, 2008. This additional commitment provides LTC a total availability of $110 million under its Unsecured Credit Agreement.

Bank of America, N.A. becomes an additional lender under the Unsecured Credit Agreement, which currently has Bank of Montreal, Chicago Branch as the Administrative Agent, BMO Capital Markets, as Co-Lead Arranger and Book Manager, Key Bank National Association as Co-Lead Arranger and Syndication Agent, and Raymond James Bank, FSB and Royal Bank of Canada as additional lenders.

The Credit Agreement provides a revolving line of credit with no scheduled maturities other than the maturity date of July 17, 2011, and allows LTC to borrow at the same interest rates applicable to borrowings under its prior credit agreement. As of March 17, 2010, LTC had $28.5 million outstanding under the Unsecured Credit Agreement.

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.ltcproperties.com.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

CONTACT:
LTC Properties, Inc.
Wendy L. Simpson, CEO & President
Pam Kessler, SVP & CFO
(805) 981-8655